UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/01/2007

Knoll, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12907

Delaware	13-3873847
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1235 Water Street, East Greenville, Pennsylvania 18041
(Address of principal executive offices, including zip code)

(215) 679-7991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 2.01.    Completion of Acquisition or Disposition of Assets

On October 1, 2007, Knoll, Inc. (the "Company") completed the previously announced acquistion of substantially all of the assets of Teddy & Arthur Edelman, Limited, a Delaware corporation ("Seller"), pursuant to an asset purchase agreement, dated as of September 13, 2007, among Edelman Leather, LLC (f/k/a El Leather Acquisition LLC), a wholly-owned subsidiary of the Company, the Seller, John Edelman, The Edelman Family Grantor Retained Annuity Trust and John J. McPhee (the "Purchase Agreement"). The purchase price for the acquisition was approximately $67.0 million in cash, plus the assumption of approximately $3.7 million of debt, and certain contingent payouts based on the future success of the business, as more fully described in the Purchase Agreement. The business will operate under the name Edelman Leather, LLC going forward.

A press release announcing the completion of the acquisition is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 1, 2007, the Company borrowed $68.0 million under its Credit Agreement, dated as of June 29, 2007, among the Company, the domestic subsidiaries of the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, Banc of America Securities LLC, as sole Lead Arranger and sole Book Manager, HSBC Bank USA, National Association, as Syndication Agent, Citizens Bank, as Documentation Agent, and the other lenders party thereto (the "Credit Agreement"). The $68.0 million was used to fund the purchase price for the acquisition of Teddy & Arthur Edelman, Limited, described in Item 2.01 above.

As of September 30, 2007, the Company had approximately $308.0 million in outstanding indebtedness under the Credit Agreement. On October 1, 2007, after giving effect to the $68.0 million in borrowings, there was approximately $376.0 million outstanding under the Credit Agreement with approximately $120.0 million in additional availability under the Credit Agreement.

Borrowings under the Credit Agreement may be repaid at any time, but no later than June 29, 2013. Interest on borrowings under the Credit Agreement accrue, at the Company's election, at (i) the Eurocurrency rate (as defined in the Credit Agreement), plus additional percentage points based on the Company's leverage ratio or (ii) the Base Rate (a rate based on the prime rate announced from time-to-time by Bank of America, N.A., or the Federal Reserve System's federal funds rate; Base Rate is defined in detail in the Credit Agreement), plus additional percentage points based on the Company's leverage ratio.

Repayments under the Credit Agreement can be accelerated by the lenders upon the occurrence of certain events of default, including, without limitation, a failure to pay any principal, interest or other amounts in respect of loans when due, breach by the Company (or its subsidiaries) of any of the covenants or representations contained in the Credit Agreement or related loan documents, failure of the Company (or its material subsidiaries) to pay any amounts owed with respect to other significant indebtedness of the Company or such subsidiary, or a bankruptcy event with respect to the Company or any of its material subsidiaries.

The indebtedness incurred under the Credit Agreement is secured by substantially all of the Company's tangible and intangible assets, including, without limitation, the Company's intellectual property. The Company's wholly-owned subsidiaries, Knoll Overseas, Inc. and Spinneybeck Enterprises, Inc., have also guaranteed the Company's obligations under the Credit Agreement and pledged substantially all of their tangible and intangible assets as security for their obligations under such guarantee. As additional security for the indebtedness incurred under the Credit Agreement, the Company, Knoll Overseas, Inc. and Spinneybeck Enterprises, Inc. have pledged the equity of their U.S. subsidiaries and a portion of the equity of certain of their first-tier international subsidiaries. Edelman Leather, LLC will join as a guarantor under the Credit Agreement and its tangible and intangible assets will be pledged to the lenders as collateral thereunder.

The Credit Agreement was previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on June 29, 2007 (the "June 8-K"). More details on the terms of payment and other material terms relating to the borrowings under the Credit Agreement are as described in the June 8-K. The above summary of the Credit Agreement and its terms and conditions is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached to the June 8-K as Exhibit 10.1, and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

2.1 Asset Purchase Agreement, dated September 13, 2007, by and among Edelman Leather, LLC (f/k/a El Leather Acquisition LLC), Teddy & Arthur Edelman, Limited, John Edelman, The Edelman Family Grantor Retained Annuity Trust, and John J. McPhee (Incorporated by reference to Knoll, Inc.'s Current Report on Form 8-K filed on September 14, 2007).

99.1 Press Release, dated October 1, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knoll, Inc.

Date: October 02, 2007	By:	/s/ Michael A. Pollner
Michael A. Pollner
Vice President, General Counsel & Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, dated October 1, 2007